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                                                                   EXHIBIT 99.1

                 ALLIED HOLDINGS, INC. 2003 STOCK ISSUANCE PLAN


         In connection with certain mandated unpaid furloughs to be taken by employees in 2003, Allied shall grant to each full time salaried employee of Allied Holdings, Inc. ("Allied") and its subsidiaries employed as of August 1, 2003, other than (i) employees at the level of Senior Vice President or above, or (ii) employees subject to a collective bargaining agreement or otherwise represented by the International Brotherhood of Teamsters, the United Auto Workers Union, or any other labor union (collectively, the "Participants"), 250 shares of Allied Common Stock; provided, that, the aggregate number of such shares issued pursuant to this Plan shall not exceed three percent (3%) of the issued and outstanding shares of common stock on a fully diluted basis. The shares granted shall fully vest one (1) year from the date of grant and may not be sold or otherwise transferred prior to such date.

         The 2003 Stock Issuance Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors. The Plan shall terminate immediately upon the issuance of shares of restricted stock of Allied to each Participant and in any event no later than December 31, 2004.

         In connection with the issuance of the shares of Allied Common Stock to the Participants, Allied shall file with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act of 1933 to register the shares of Common Stock to be issued to the Participants pursuant to this Plan.

         Allied and each Participant shall enter into a Restricted Stock Agreement or Stock Agreement, as applicable, which shall provide for all of the terms and conditions related to the issuance, and this Plan shall be construed in accordance and consistent with, and subject to, the terms and conditions of the Restricted Stock Agreement and the Stock Agreement, the provisions of which are incorporated herein by reference.

         Notwithstanding the foregoing, each Participant employed in Canada shall not receive shares of restricted stock but instead shall enter into a Stock Agreement which entitles such Participant to receive 250 shares of Allied Common Stock one year from the date of such agreement.